Exhibit 10.38

The Later of October 16, 2013 or as Announced

David W. Martin

105 Hollyoke Lane

Memphis, TN 38117

Dear David,

We are pleased to extend to you this offer of employment for the position of Senior Vice President, Finance for TruGreen. In this position, you will report to the Chief Financial Officer of ServiceMaster.  Your effective start date is the later of October 16, 2013 or the announcement of Project 5.

Base Salary

Your base compensation in this position will be at an annual rate of $385,000.00. This will be paid on the 15th and the last business day of each month.

Your current additional salary allowance of $10,000 per month will cease on October 15, 2013, with the final payment included in your paycheck on October 15, 2013.

You will be eligible for merit increase consideration during TruGreen’s merit cycle during 2014.

Annual Bonus Plan (ABP)

Your target bonus for 2013 will remain at 65% through the end of 2013, and will be based on the performance of ServiceMaster for the full year.  Beginning in 2014, in this new position, you will be eligible to receive a bonus payment with a target of 60% of your base salary, but with a payment for 2014 of no less than $125,000, under the Annual Bonus Plan (“ABP”).  The 2014 ABP payment will be based on the weights and measures for TruGreen as defined in the 2014 TruGreen Annual Bonus Plan.

Equity

You will continue to participate in the ServiceMaster Global Holdings, Inc. Stock Incentive Plan as previously communicated.

Upon approval by the Compensation Committee, you will also be granted 20,000 stock options.  Each option will have a strike price equal to the Fair Market Value of a share of stock at the time of the grant of the options with vesting in four equal annual installments on the first four anniversaries of the grant.

Retention Award

You received a retention award on May 21, 2013 that was comprised of $250,000 in cash, vesting in two equal installments on January 15, 2014 and January 15, 2015, and a restricted stock unit award of 22,727 RSUs (grant value of $250,000) that vest in two installments with 11,364 RSUs vesting on January 15, 2014 and 11,363 RSUs vesting on January 15, 2015.

The funding and payment of these retention awards are the responsibility of TruGreen.  In the event that TruGreen is unable to make the payments, ServiceMaster will assume the liability to make any or all remaining payments through the final payment date on January 15, 2015.

Severance

You will be eligible to receive severance benefits under the scenarios detailed below:

i.                  Once you accept this role with TruGreen, you will be eligible to receive the standard severance from TruGreen as defined below if you are involuntarily terminated at any time by TruGreen without cause or by Executive for Good Reason (defined in Exhibit A).

ii.               You will be eligible to receive a severance benefit which may be exercised at your discretion no earlier than April 1, 2015.  You may exercise this severance benefit for any reason other than cause during the period from April 1, 2015 through September 30, 2016.

iii.            You will be eligible to receive a standard severance benefit payable by TruGreen at any time later than September 30, 2016 (severance benefits in effect prior to this date are detailed in paragraphs i and ii above) if you are involuntarily terminated at any time by TruGreen without cause or by Executive for Good Reason equal to:

The severance benefit for each scenario listed above will be equal to:

i.                  An amount equal to twelve times Executive’s monthly base salary in effect as of the Termination Date (the “Monthly Salary”); plus

ii.               An amount equal to Executive’s then current year’s annual bonus at target (the “Target Bonus”), pursuant to the terms of the then Annual Bonus Plan (the “ABP”); plus

iii.            An amount equivalent to the pro-rata percentage of Executive’s then current annual bonus target pursuant to the ABP based on actual Plan Year performance, if the Termination Date is after June 30th, payable when annual bonuses are generally payable pursuant to the ABP (currently in March of the following year).

The Monthly Salary and the Target Bonus shall be aggregated as a single sum, and such sum shall be paid in 12 equal monthly installments over a 12 month period starting on the first practicable payroll date after the severance agreement has become irrevocable (the date of Executive’s termination of employment).

In recognition of the expected corporate transaction under Project 5, the funding and payment of the obligation to provide the severance benefits detailed above will reside with TruGreen.  In the event that TruGreen is unable to make the payments, ServiceMaster will assume the liability to make any or all remaining payments through December 31, 2016.

All compensation, including bonus and incentive payments, will be subject to applicable payroll deductions. The Company reserves the right, in its sole discretion, to at any time revise, modify, suspend, or withdraw any compensation, ABP, or other bonus plans, as to participation level, payout metrics, eligibility, timing or other features of the plan.

You will continue to receive four weeks (20 business days) of vacation.

This offer of employment is contingent on your re-execution of a ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved. Full details regarding the We Listen program are available from your manager or HR representative.

This letter shall not constitute an employment contract and nothing herein changes your status as an “at-will” employee.

If you have any questions please do not hesitate to call me at 901-597-2350 or Jed Norden at 901-597-1852. Please return your signed offer letter to me.

David, we look forward to having you as a key member of the TruGreen team.  Our success hinges upon the people who make up our organization and we are excited about the strength you will lend to the team.

Sincerely,

/s/ Robert J. Gillette

Robert J. Gillette
Chief Executive Officer

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ David W. Martin	Date:	9-16-2013

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Cause” means:

(1) a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; or

(2) the commission by Executive of a felony or misdemeanor (whether or not a felony) involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of the Company or an affiliated company; or

(3) any failure by Executive to cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

(b) “Good Reason” means, without Executive’s consent, the occurrence of any of the following events:

1.              any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities as Senior Vice President, Finance of the TruGreen business, or (ii) any failure to re-appoint Executive to serve as Senior Vice President, Finance of a business unit of the Company; or

2.              a reduction in Executive’s Base Salary or target annual bonus percentage, each as in effect on the date hereof or as the same maybe increased from time to time thereafter, other than reductions that are proportionate to reductions applicable to other senior executives of the Company.

If Executive determines that Good Reason exists, Executive must notify ServiceMaster and/or TruGreen in writing, within ninety (90) days following Executive’s knowledge of the first event which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment. If ServiceMaster and/or TruGreen remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event.